                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       NORFOLK SOUTHERN RAILWAY COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

Notice and Proxy Statement
Annual Meeting of Stockholders

NORFOLK SOUTHERN RAILWAY COMPANY
Three Commercial Place, Norfolk, Virginia 23510-2191

Notice of Annual Meeting
of Stockholders to be Held
on Tuesday, May 23, 2000

-------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Railway Company will be held on the 19th Floor of the Norfolk Southern Tower, Three Commercial Place, Norfolk, Virginia, on Tuesday, May 23, 2000, at 11 o'clock A.M., Eastern Daylight Time, for the following purposes:

    1. Election of one director to the class whose term will expire in 2003.

    2. Transaction of such other business as properly may come before the meeting.

  Stockholders of record at the close of business on March 23, 2000, will be entitled to vote at such meeting.

                                     By order of the Board of Directors,
                                          DEZORA M. MARTIN,
                                         Assistant Corporate
                                              Secretary.

Dated: April 14, 2000

If you do not expect to attend the meeting, you are urged to mark, date and sign the enclosed proxy card and return it in the accompanying envelope.

                       NORFOLK SOUTHERN RAILWAY COMPANY
                            THREE COMMERCIAL PLACE
                         NORFOLK, VIRGINIA 23510-2191

                                                                 April 14, 2000

                                PROXY STATEMENT

  On March 10, we began mailing to you and other stockholders the Company's Annual Report for 1999, which contains important financial and narrative information. On April 14, 2000, we expect to begin mailing to you and other stockholders this Proxy Statement and the accompanying proxy card, both of which relate to the Board of Directors' solicitation of your proxy for use at the Annual Meeting of Stockholders to be held May 23, 2000 ("2000 Annual Meeting"). Only stockholders of record on March 23, 2000, are entitled to vote at the 2000 Annual Meeting. As of February 29, 2000, the Company had issued and outstanding 1,197,027 shares of $2.60 Cumulative Preferred Stock, Series A ("Preferred Stock"), and 16,668,997 shares of Common Stock. Of these shares, 1,096,907 shares of Preferred Stock (this total excludes 100,120 shares held by Company subsidiaries and/or in a fiduciary capacity), and all shares of Common Stock are entitled to one vote per share. All the Common Stock is owned directly by Norfolk Southern Corporation ("NS").

   If you properly sign the enclosed proxy card and timely return it to The Bank of New York, the shares represented by that proxy card will be voted in accordance with its terms.

   Any stockholder may revoke a signed and returned proxy card at any time before the proxy is voted by: (a) giving prior notice of revocation in any manner to the Company; (b) executing and delivering a subsequent proxy; or
   (c) attending the 2000 Annual Meeting and voting in person.

  The cost of soliciting these proxies will be paid by the Company, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for the reasonable expenses they incur to forward proxy materials to beneficial owners. Officers and other regular employees of the Company may solicit proxies by telephone, telegram or personal interview; they receive no additional compensation for doing so.

                                CONFIDENTIALITY

  We have put policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $2,200 to assist in soliciting proxies, directly or through others, and to tabulate all proxies and ballots cast at the 2000 Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

  Members of the Board of Directors and employees of the Company do not have access to proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

                BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING
                        FOR WHICH YOUR PROXY IS SOUGHT

1. ELECTION OF DIRECTOR

  James C. Bishop, Jr., a member of the Class of 2000, and Jon L. Manetta, a member of the Class of 2002, resigned as directors effective March 21, 2000, as a consequence of their retirement as officers of NS. The Board of Directors amended the Bylaws of the Company to decrease the number of directors from six to four. As a result the term of only one director, L. I. Prillaman, will expire at the 2000 Annual Meeting.

   Unless you instruct otherwise on the enclosed proxy card, your proxy will be voted in favor of the reelection of Mr. Prillaman as a director for a three-year term that expires in 2003.

  If Mr. Prillaman becomes unable to serve--something we have no reason to believe will occur--your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

  So that you have information concerning the independence of the process by which nominees and directors whose terms will continue after the 2000 Annual Meeting were selected, we confirm, as required by the Securities and Exchange Commission, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) that there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

  Vote Required to Elect a Director: Under Virginia law and under the Company's Restated Articles of Incorporation and Bylaws, directors are elected at a meeting, so long as a quorum exists, if the votes cast favoring the election of that director exceed the votes cast opposing the election. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy card, are not "cast" for this purpose.

  The following information relates to the nominee and the directors whose terms of office will continue after the 2000 Annual Meeting.

                                                          Shares of Norfolk
                                                         Southern Corporation
                                                             Common Stock
  Name, Age, Business Experience        Current           Beneficially Owned
during past 5 Years, Directorships   Term Expires/              as of
   in Other Public Corporations     A Director Since February 29, 2000/1/,/2/,/3/
----------------------------------  ---------------- ----------------------------
Nominees (for term expiring in
 2003)

L. I. PRILLAMAN, 56, Norfolk,
 Va.; Vice Chairman and Chief
 Marketing Officer of Norfolk
 Southern Corporation and Vice
 President and Chief Marketing
 Officer of Norfolk Southern
 Railway Company since August 1,
 1998, having served prior
 thereto as Executive Vice
 President--Marketing of Norfolk
 Southern Corporation and Vice
 President and Chief Traffic
 Officer of Norfolk Southern
 Railway Company. Director of
 several Norfolk Southern Railway
 Company subsidiaries.                 2000/1996                441,141

Other Directors

DAVID R. GOODE, 59, Norfolk, Va.;
 Chairman, President and Chief
 Executive Officer of Norfolk
 Southern Corporation and
 President and Chief Executive
 Officer of Norfolk Southern
 Railway Company since September
 1, 1992. Director of Norfolk
 Southern Corporation, Conrail
 Inc., Consolidated Rail
 Corporation and several Norfolk
 Southern Railway Company
 subsidiaries. Also a director of
 Caterpillar, Inc., Delta Air
 Lines, Inc., Georgia-Pacific
 Corporation and Texas
 Instruments Incorporated.             2001/1992              1,708,922

STEPHEN C. TOBIAS, 55, Norfolk,
 Va.; Vice Chairman and Chief
 Operating Officer of Norfolk
 Southern Corporation and Vice
 President and Chief Operating
 Officer of Norfolk Southern
 Railway Company since August 1,
 1998, having served prior
 thereto as Executive Vice
 President--Operations of Norfolk
 Southern Corporation and Vice
 President--Operations of Norfolk
 Southern Railway Company.
 Director of Conrail Inc.,
 Consolidated Rail Corporation
 and several Norfolk Southern
 Railway Company subsidiaries.         2001/1994                435,367

HENRY C. WOLF, 57, Norfolk, Va.;
 Vice Chairman and Chief
 Financial Officer of Norfolk
 Southern Corporation and Vice
 President and Chief Financial
 Officer of Norfolk Southern
 Railway Company since August 1,
 1998, having served prior
 thereto as Executive Vice
 President--Finance of Norfolk
 Southern Corporation and Vice
 President--Finance of Norfolk
 Southern Railway Company.
 Director of Conrail Inc.,
 Consolidated Rail Corporation
 and several Norfolk Southern
 Railway Company subsidiaries.         2002/1994                460,795

--------

Notes begin on page 4.

  /1/For each named individual, the shares owned are less than 1% of the total outstanding shares of Norfolk Southern Corporation. No director or nominee owns shares of the Company's Preferred Stock.
  /2/Unless otherwise indicated by footnote, all shares are held by the named individuals with sole voting and investment powers.
  /3/Includes shares credited to individual accounts under the NS Thrift and Investment Plan and shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan (for Mr. Prillaman, this amounts, respectively, to 21,274 and 57,809 shares; for Mr. Goode, 10,961 and 237,753 shares; for Mr. Tobias, 13,472 and 59,059 shares; and for Mr. Wolf, 10,652 and 67,978 shares). The individual possesses voting power over shares held under share retention agreements but has no investment power until the shares are distributed. Also includes shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan and with respect to which the optionee has the right to acquire beneficial ownership within 60 days (for Mr. Prillaman, this amounts to 297,000 shares; for Mr. Goode, 1,342,500 shares; for Mr. Tobias, 319,500 shares; and for Mr. Wolf, 342,000 shares); and includes Deferred Stock Units credited pursuant to the NS Long-Term Incentive Plan (for Mr. Prillaman, this amounts to 12,667 units; for Mr. Goode, 46,902 units; for Mr. Tobias, 12,667 units; and for Mr. Wolf, 12,667 units).

2. OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the 2000 Annual Meeting other than as noted elsewhere in this Proxy Statement. If any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the holders of such proxies.

                           SUPPLEMENTAL INFORMATION

  Applicable rules of the Securities and Exchange Commission require that we furnish you the following information relating to the oversight and management of your Company and of Norfolk Southern Corporation and to certain matters concerning the Board of Directors, the directors and the officers.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons beneficially owning more than 10 percent of a class of the Company's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Company believes that all required Forms concerning 1999 beneficial ownership were filed on time.

                 BENEFICIAL OWNERSHIP OF NS AND COMPANY STOCK

  As of February 29, 2000, 100,120 shares, or approximately 8.4%, of the Company's Preferred Stock were held by Company subsidiaries and/or in a fiduciary capacity. NS held 176,705 shares, or approximately 15%, of the Company's Preferred Stock.

  To the knowledge of the Company, no other person beneficially owns more than 5% of the Company's Preferred Stock. NS held 16,668,997 shares, or 100%, of the Company's Common Stock on February 29, 2000.

  As of February 29, 2000, all officers and directors of the Company as a group beneficially owned 7,471,430 shares of NS Common Stock and 70 shares (in which beneficial ownership is disclaimed) of the Company's Preferred Stock, or less than 1% of the total shares of each class of stock outstanding. The NS Common Stock figure includes: 245,395 shares credited to individual accounts under the NS Thrift and Investment Plan; 982,213 shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan over which the individual possesses voting power but has no investment power until the shares are distributed; 5,667,500 shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan with respect to which optionees have the right to acquire beneficial ownership within 60 days; and 211,613 Deferred Stock Units, which ultimately will be satisfied in cash, credited pursuant to the NS Long-Term Incentive Plan. Also included are 36,234 shares in which beneficial ownership is disclaimed. The shares held individually by directors whose terms of office will continue after the 2000 Annual Meeting and by the nominee for reelection are reported under the caption "Election of Director," beginning on page 2.

                       BOARD OF DIRECTORS AND COMMITTEES

  On December 31, 1999, the Board of Directors of the Company consisted of six members and, effective March 21, 2000, consisted of four members. The Board is divided into three classes; the members of each class are elected for a term of three years, and each class contains as nearly as possible one third of the total number of directors. The Board of Directors has no Audit, Nominating or Compensation committees. In 1999, the Board of Directors acted by unanimous written consent on eighteen separate occasions.

  The Executive Committee took no action in 1999; its members were David R. Goode, Chair, James C. Bishop, Jr. and Henry C. Wolf. This committee is empowered to exercise, to the extent permitted by Virginia law, all the authority of the Board of Directors when the Board is not in session. All actions taken by the Committee are to be reported to the Board at its meeting next succeeding such action and are subject to revision or alteration by the Board.

                           COMPENSATION OF DIRECTORS

  Each director was also an officer of the Company and an officer of NS; no such director is paid a retainer, meeting fees or other compensation for service as a director.

        NS COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the NS Compensation and Nominating Committee during 1999 were
L. E. Coleman, Chair, T. Marshall Hahn, Jr. (who was a member of the Committee until his retirement from the NS Board effective the date of the 1999 Annual Meeting), Landon Hilliard, Steven F. Leer (who became a member of the Committee following the 1999 Annual Meeting) and Harold W. Pote. Other than Mr. Leer's relationship with Arch Coal, Inc. and Mr. Pote's relationship with Beacon Group and Alliance Coal Company, which are reported in the Proxy Statement for the 2000 Annual Meeting of the Stockholders of Norfolk Southern Corporation, there were no reportable business relationships between NS and such individuals.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  None.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of NS in 1999 ("Named Executive Officers"), for service in all capacities to both NS and its subsidiaries by the Named Executive Officers in the fiscal years ending December 31, 1999, 1998 and 1997.

                          SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                                     Annual Compensation           Compensation
                               ------------------------------- --------------------
                                                                 Awards    Payouts
                                                               ---------- ---------
                                                    Other      Securities
                                                    Annual     Underlying   LTIP      All Other
Name and Principal             Salary/1 Bonus/1 Compensation/2 Options/3  Payouts/4 Compensation/5
   Position               Year  / ($)    / ($)      / ($)        / (#)      / ($)       / ($)
------------------        ---- -------- ------- -------------- ---------- --------- --------------
David R. Goode            1999 950,000        0    337,490/6/   365,000     597,047     88,315
 Chairman, President and  1998 900,000  887,400    739,809      250,000   1,615,566     82,083
 Chief Executive Officer  1997 850,000  850,000    287,972      120,000   2,472,690     85,304

L. I. Prillaman           1999 375,000        0    265,636       90,000     191,055     29,722
 Vice Chairman and        1998 360,417  274,231    280,085       60,000     516,981     25,719
 Chief Marketing Officer  1997 320,000  240,000     24,411       36,000     309,086     25,619

Stephen C. Tobias         1999 500,000        0    247,076       90,000     191,055     44,448
 Vice Chairman and        1998 485,417  382,897    219,885       60,000     516,981     35,877
 Chief Operating Officer  1997 400,000  320,000     68,611       36,000     772,715     37,788

Henry C. Wolf             1999 500,000        0    109,030       90,000     191,055     50,359
 Vice Chairman and        1998 485,417  382,897    321,915       60,000     516,981     38,425
 Chief Financial Officer  1997 400,000  320,000    130,907       36,000     772,715     40,636

R. Alan Brogan            1999 320,000        0    233,561       75,000     191,055     50,524
 President Norfolk        1998 320,000  236,640    585,111       60,000     516,981     48,671
 Southern Intermodal*     1997 300,000  225,000    143,093       36,000     772,715     51,926

  *Mr. Brogan was Executive Vice President--Corporate until December 1, 1999.
--------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1999, these amounts were: for Mr. Goode, $109,784; Mr. Prillaman, $16,107; Mr. Tobias, $72,661; Mr. Wolf, $84,850; and Mr.
Brogan, $219,679. Includes a tax absorption payment in 1997 on the "earn out" pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan and for the gain realized upon exercise of certain stock options (in 1997, for Mr. Wolf; in 1998, for each of the Named Executive Officers; and in 1999 for Messrs. Prillaman and Tobias).

  /3/Options were granted without tandem SARs.
  /4/Represents the value of the "earn out" pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan for periods ended December 31, 1999, 1998 and 1997 (for 1999, performance shares were earned for achievements in the three-year period 1997-1999; for 1998, for achievements in the three-year period 1996-1998; and for 1997, for achievements in the three-year period 1995-1997).
  /5/Includes for 1999 (i) contributions of $4,800 to the Corporation's 401(k) plan on behalf of each of the Named Executive Officers; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $83,515; Mr. Prillaman, $24,922; Mr. Tobias, $39,648; Mr. Wolf, $45,559; and Mr. Brogan, $45,724.
  /6/Includes personal use in 1999, as directed by resolution of the Board of Directors, of the Corporation's aircraft valued at approximately $152,865-- calculated on the basis of the aggregate incremental cost of such use to the Corporation.

Long-Term Incentive Plan

  The NS Long-Term Incentive Plan, as last approved by stockholders in 1995, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of both NS and certain of its subsidiaries (including the Company). The Compensation and Nominating Committee of the NS Board of Directors ("Committee") administers the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  Stock Options

  The following table sets forth certain information concerning the grant in 1999 of stock options under the NS Long-Term Incentive Plan to each Named Executive Officer:

                    Option/SAR* Grants in Last Fiscal Year

                                                                    Grant
                                                                    Date
                       Individual Grants                            Value
----------------------------------------------------------------- ---------
                 Number of
                 Securities  % of Total                             Grant
                 Underlying   Options     Exercise or               Date
                  Options    Granted to  Base Price/2              Present
                 Granted/1  Employees in       /       Expiration  Value/3
Name               / (#)    Fiscal Year  ($ Per Share)    Date      / ($)
----             ---------- ------------ ------------- ---------- ---------
D. R. Goode       365,000       7.04%       27.6875    01/31/2009 2,967,450
L. I. Prillaman    90,000       1.74%       27.6875    01/31/2009   731,700
S. C. Tobias       90,000       1.74%       27.6875    01/31/2009   731,700
H. C. Wolf         90,000       1.74%       27.6875    01/31/2009   731,700
R. A. Brogan       75,000       1.45%       27.6875    01/31/2009   609,750

*No SARs were granted in 1999.
--------
  /1/These options (of which the first 3,611 granted to each Named Executive Officer are Incentive Stock Options and the remainder are Non-qualified Stock Options) were granted as of February 1, 1999, and are exercisable one year after the date of grant. They earn dividend equivalents in an amount equal to, and commensurate with, dividends as paid on the Common Stock; the dividend equivalents are converted into Deferred Stock Units, the aggregate fair market value of which is payable in cash to the optionee on the earliest of (a) the five-year anniversary of the date of option grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the optionee's death, disability or retirement.
  /2/The exercise price (fair market value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at fair market value on the date of exercise.
  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, a Named Executive Officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by a Named Executive Officer will be at or near the monetary value determined by using this statistical model.

  In the case of Common Stock, the Black-Scholes model used the following measures and assumptions:

  (a) a stock volatility factor of 0.208: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1994, through December 31, 1998;

  (b) a dividend yield of 2.5%: yield was determined monthly and averaged over the 60-month period January 1, 1994, through December 31, 1998;

  (c) a 1998 risk-free rate of return of 5.75%: this represents the monthly average 10-year Treasury strip rate during 1998, the year prior to the issuance of these options; and

  (d) that the option will be exercised during its ten-year term.

  The foregoing produces a Black-Scholes factor of 0.2936 and a resulting present value of $8.13 for each share of NS Common Stock subject to the 1999 option grant; that factor and resulting present value have not been adjusted to reflect that options cannot be exercised during the first year of their 10-year term, the payment of dividend equivalents on unexercised options or the deferral of receipt of such dividend equivalents until the related Deferred Stock Units actually are paid out.

  The following table sets forth certain information concerning the exercise of options by each Named Executive Officer during 1999 and the number of unexercised options held by each as of December 31, 1999:

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                          Number of Securities Underlying           Value of Unexercised
                                            Unexercised Options/SARs at          In-the-Money Options/Sars
                   Shares                              FY-End                           at FY-End/1
                 Acquired on   Value                    (#)                                / ($)
                  Exercise    Realized    -----------------------------------   ----------------------------
Name                 (#)        ($)        Exercisable*       Unexercisable     Exercisable Unexercisable/4/
----             -----------  --------    ---------------    ----------------   ----------- ----------------
D. R. Goode             0           0               977,500             365,000  $311,244           0
L. I. Prillaman    14,274/2/  305,359/2/            207,000              90,000   111,561           0
S. C. Tobias       13,368/3/  202,609/3/            229,500              90,000   111,561           0
H. C. Wolf              0           0               252,000              90,000   111,561           0
R. A. Brogan            0           0               274,500              75,000   111,561           0

* Reports, for each Named Executive Officer, the total number of unexercised options that have passed the first anniversary of their grant date.
--------

  /1/Equal to the mean ($20.25) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 1999, less the exercise prices of in-the-money options, multiplied by the number of such options.
  /2/Mr. Prillaman surrendered 5,286 shares of stock already owned in full satisfaction of the exercise price of options on 14,274 shares.
  /3/Mr. Tobias surrendered 6,059 shares of stock already owned in full satisfaction of the exercise price of options on 13,368 shares.
  /4/Because the market price of the Common Stock on December 31, 1999, was below the exercise price of options granted in 1999 ($27.6875 per share) and in a number of earlier years, they are "out-of-the money" and have no reportable value.

  Performance Share Units ("PSUs")

  The following table sets forth certain information concerning the grant in 1999 of PSUs under the NS Long-Term Incentive Plan to each Named Executive Officer. These PSU grants entitle a recipient to "earn out" or receive performance compensation at the end of a three-year performance cycle (1999-
2001) based on NS' performance during that three-year period. Under the 1999 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted: (1) three-year average return on average invested capital ("ROAIC"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Compensation and Nominating Committee Report under the caption, "Long-Term Incentive Plan," beginning on page 11.

             Long-Term Incentive Plan--Awards in Last Fiscal Year
                           (Performance Share Units)

                   Number of    Performance   Estimated Future Payouts under
                    Shares,       or Other     Non-Stock Price-Based Plans
                    Units of    Period Until -----------------------------------
                 Other Rights/1  Maturation   Threshold   Target/2    Maximum
Name                 / (#)       or Payout       (#)       / (#)        (#)
----             -------------- ------------ ----------- ----------  -----------
D. R. Goode         120,000      01/01/99-            0       93,360     120,000
                                 12/31/01
L. I. Prillaman      30,000      01/01/99-            0       23,340      30,000
                                 12/31/01
S. C. Tobias         30,000      01/01/99-            0       23,340      30,000
                                 12/31/01
H. C. Wolf           30,000      01/01/99-            0       23,340      30,000
                                 12/31/01
R. A. Brogan         25,000      01/01/99-            0       19,450      25,000
                                 12/31/01

--------
  /1/"Earn outs" may be satisfied in cash or in shares of Common Stock (or in some combination of the two), with the stock portion being held by the Corporation for up to 60 months pursuant to a share retention agreement, unless such requirement is waived by the Committee in its sole discretion.
  /2/The Long-Term Incentive Plan does not provide a performance target for an "earn out" under this feature of the Plan; consequently, this column represents 77.8% of the maximum potential "earn out," which, in accordance with applicable rules of the Securities and Exchange Commission, is the percentage actually "earned out" under the Plan at the end of the most recently completed performance cycle.

Pension Plans

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under NS' qualified defined benefit pension plans, as well as non-qualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1999 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE
                     Estimated Annual Retirement Benefits
                        For Years of Service Indicated

                                 Years of Creditable Service
                   -----------------------------------------------------------------------
Remuneration          25                  30                   35                   40
------------       --------           ----------           ----------           ----------
$  300,000         $ 94,482           $  115,782           $  137,083           $  158,383
   400,000          131,982              160,782              189,583              218,383
   500,000          169,482              205,782              242,083              278,383
   600,000          206,982              250,782              294,583              338,383
   700,000          244,482              295,782              347,083              398,383
   800,000          281,982              340,782              399,583              458,383
   900,000          319,482              385,782              452,083              518,383
 1,000,000          356,982              430,782              504,583              578,383
 1,100,000          394,482              475,782              557,083              638,383
 1,200,000          431,982              520,782              609,583              698,383
 1,300,000          469,482              565,782              662,083              758,383
 1,400,000          506,982              610,782              735,000              818,383
 1,500,000          544,482              655,782              767,083              878,383
 1,600,000          581,982              700,782              819,583              938,383
 1,700,000          619,482              745,782              872,083              998,383
 1,800,000          656,982              790,782              924,583            1,058,383
 1,900,000          694,482              835,782              977,083            1,118,383
 2,000,000          731,982              880,782            1,029,583            1,178,383
 2,100,000          769,482              925,782            1,082,083            1,238,383
 2,200,000          806,982              970,782            1,134,583            1,298,383
 2,300,000          844,482            1,015,782            1,207,500            1,358,383

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 2000, for each Named Executive Officer were: Mr. Goode, $1,456,931 and 34 years; Mr. Prillaman, $526,867 and 30 years; Mr. Tobias, $692,288 and 30 years; Mr. Wolf, $692,288 and 27 years; and Mr. Brogan, $507,765 and 36 years.

Change-in-Control Arrangements

  In May 1996, the Compensation and Nominating Committee recommended, and the NS Board of Directors approved, NS' entering into new change-in-control compensation agreements ("Agreements") with each of the Named Executive Officers and with certain other key employees. These Agreements, the terms of which were reviewed by outside counsel, were filed as an exhibit to NS' Report on Form 10-Q for the period ended June 30, 1996, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of NS. As consideration for these Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years, in most cases, from the date they execute a new Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the Agreements.

  These Agreements are terminable by either NS or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by an Agreement's being terminated.

  Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of each Named Executive Officer, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive
Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each Named Executive Officer, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the NS Officers' Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under NS' retirement plans (in the case of any NS Board-elected officer, such service credit may not exceed the creditable service that officer would have had upon reaching mandatory retirement age). The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

            COMPENSATION AND NOMINATING COMMITTEE REPORT CONCERNING THE 1999 COMPENSATION OF CERTAIN NS EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's officer compensation strategy, the components of its compensation program and the manner in which 1999 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and for the other officers (collectively, including Mr. Goode, also referred to in this report as the "Named Executive Officers") whose 1999 compensation is reported in the Summary Compensation Table of this Proxy Statement.

  The Compensation and Nominating Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors and met six times during 1999. Among other things, the Committee is responsible for: (1) recommending to the Board the salaries of Board-elected officers and (2) administering the Corporation's Executive Management Incentive Plan, as approved by the stockholders at their May 1995 Annual Meeting, its Management Incentive Plan (in which certain non-Board-elected officers participate) and its Long-Term Incentive Plan, as amended and approved by stockholders at their May 1995 Annual Meeting, which authorizes, as more particularly described below, awards of stock options and performance share units.

  BASE SALARY: While the Committee believes that a substantial portion of each Named Executive Officer's total compensation should be "performance-based," the Committee also seeks to assure that the base salaries of Named Executive Officers are competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Named Executive Officers--as well as all Board-elected officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. These data are compiled by the Corporation's Human Resources Department and by an outside compensation consultant. The Committee's general intention is to set the base salaries of Named Executive Officers at approximately the 50th percentile of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the other Named Executive Officers. Based on such evaluations, comparative salary data and each Executive Officer's length of service in current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the Committee customarily seeks to set the NS Chairman, President and CEO's base salary at approximately the 50th percentile of the base salaries paid to CEOs of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 1999 approximated the 25th percentile; the average 1999 base salaries of three of the four other Named Executive Officers, who have position counterparts in corporations with comparable revenues, approximated the 34th percentile.

  For 1999, Mr. Goode's annual base salary was increased by $50,000, or 5.6%. This increase, not tied to or reflecting application of any specific formula, reflects the Corporation's performance in 1998, including its total operating revenues and net income, as well as the Board's confidence in Mr. Goode's leadership. The base salaries of each of the other Named Executive Officers remained at the same level as in effect at the time of the Committee's meeting.

  EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Named Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Awards to Named Executive Officers and other Board-elected officers and to participants in the Corporation's Management Incentive Plan (MIP) are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of the Corporation's adjusted pretax net income, provided the Corporation's annual return on average invested capital ("ROAIC") equals or exceeds 10%.

  It is the Committee's philosophy that, when the Corporation achieves EMIP goals, the total of the Named Executive Officers' base salaries and EMIP awards should be competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Named Executive Officers will receive less (or, as is the case with respect to 1999, no) incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Named Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria, in November of 1998 the Committee set Mr. Goode's maximum 1999 incentive opportunity at 120% of his 1999 base salary, Mr. Prillaman's, Mr. Tobias' and Mr. Wolf's at 80% of 1999 base salary and Mr. Brogan's at 75% of 1999 base salary. Actual payments, if any, are based on the total amount in the annual incentive fund.

  For 1999, none of Mr. Goode, the other Named Executive Officers, or all other officers earned an EMIP award, nor did any of 348 key employees earn an MIP award. As a result, total 1999 cash compensation (1999 base salary and the 1999 EMIP award that would have been payable in 2000) earned by Mr. Goode, and by three of the four other Named Executive Officers who have position counterparts in corporations with comparable revenues, fell below the 25th percentile.

  LONG-TERM INCENTIVE PLAN ("LTIP"): The Committee believes that a substantial component of the Named Executive Officers' total compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Named Executive Officers.

  These LTIP arrangements are intended to ensure that the longer-term financial interests of the Named Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Named Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

  In determining current LTIP awards, the size of prior grants is analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions in U.S. companies with comparable revenues. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award and other considerations. The number of stock options and performance share units granted in any year is determined so as to place the total compensation of Mr. Goode and the other Named Executive Officers, when corporate performance warrants, above the 75th percentile of total compensation for their respective peer groups.

  At its January 1999 meeting, the Committee granted stock options to each of the Named Executive Officers and to 328 other key employees with an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  At the same meeting, the Committee granted performance share units which provide the Named Executive Officers and other recipients the opportunity to earn awards (that will be paid either in cash or in shares of the Corporation's Common Stock, or in some combination thereof) during the first quarter of 2002. The number of performance share units actually earned by recipients is based on criteria approved by stockholders at their May 1995 Annual Meeting--specifically, the Corporation's three-year (i.e., 1999-2001) Total Stockholder Return, average Return on Average Invested Capital and average Operating Ratio evaluated relative to performance measures established by the Committee and set out in the schedules below. One third of the performance share units granted in 1999 are available to be earned based on each of the three performance criteria.


    Total Stockholder Return ("TSR")            Return on Average Invested
              vs. S&P 500                           Capital ("ROAIC")
  ------------------------------------     ------------------------------------
                     Percentage of                           Percentage of
    Three-Year        Performance                Three-Year   Performance
    Average TSR       Share Units                 Average     Share Units
    vs. S&P 500       Earned Out                   ROAIC      Earned Out
  ------------------------------------     ------------------------------------
90th percentile and                                    20%          100%
above                    100%                          19%           90%
       80th               90%                          18%           80%
       70th               85%                          17%           70%
       60th               80%                          16%           60%
       50th               75%                          15%           50%
       40th               50%                          14%           40%
       30th               30%                          13%           20%
  25th and below          0%                        Below 13%        0%


                           Operating Ratio ("OpR")
                 ---------------------------------
                                     Percentage of
                  Three-Year          Performance
                  NS Average          Share Units
                      OpR             Earned Out
                 ---------------------------------
                      70%                100%
                      75%                 75%
                      80%                 50%
                      85%                 25%
                   Above 85%               0%

  All stock options granted in 1999 to Named Executive Officers were subject to the following terms: For the first five (5) years following the date stock options are granted, the Corporation credits dividend equivalents on unexercised options to a separate memorandum account maintained for each Named Executive Officer, and--based on the fair market value of the Corporation's Common Stock on the dividend payment date--the dollar amount of that dividend equivalent is converted into Deferred Stock Units (one such unit is equal in value to one share of Common Stock). The value of such Deferred Stock Units is paid in cash to each Named Executive Officer based on the then-fair market value of the Corporation's Common Stock on the earliest to occur of (a) the five-year anniversary of the date of grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the officer's death, disability or retirement.

  All Named Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold shares of the Corporation's Common Stock actually earned pursuant to the performance share feature of the LTIP for a period of five years following the date such shares are earned.

  For 1999, Mr. Goode was granted options (including 3,611 incentive stock options that may receive capital gains treatment) on 365,000 shares of Common Stock and the opportunity to earn up to 120,000 performance shares; the other Named Executive Officers as a group were awarded options (including in the case of each such officer, 3,611 incentive stock options that may receive capital gains treatment) on a total of 345,000 shares of Common Stock and the opportunity to earn up to 115,000 performance shares.

  In summary, the Committee believes that the compensation of Named Executive Officers is competitive with that of similar positions at comparable American corporations. More important, the Committee believes each Named Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on the Committee's policy concerning the Revenue Reconciliation Act of 1993 which amended Section 162 of the Internal Revenue Code regarding the deductibility of certain executive compensation over $1 million. Based on the requirements of this new legislation and on then-current interpretive regulations and transition rules, the Committee recommended to the Board, the Board approved and recommended to the stockholders, and at their 1995 Annual Meeting the stockholders approved, modifications to the LTIP and establishment of the Executive Management Incentive Plan (which was effective as of January 1, 1996, for certain Board-elected officers), all as more particularly described in the Corporation's 1995 Proxy Statement. The Committee will continue to seek to offer its Named Executive Officers and other personnel competitive compensation and, to the extent practicable, to structure such compensation arrangements to entitle the Corporation to take appropriate related tax deductions.

                                          L. E. Coleman, Chair
                                          T. Marshall Hahn, Jr., Member
                                           (retired effective the date of the
                                           1999 Annual Meeting)
                                          Landon Hilliard, Member (appointed
                                           May 1999 to succeed Mr. Hahn; did
                                           not participate in the compensation
                                           decisions described)
                                          Steven F. Leer, Member
                                          Harold W. Pote, Member

                               PERFORMANCE GRAPH

  The performance graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and a published industry index has been omitted because the Company's Common Stock is owned entirely by NS and is not publicly traded.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed the firm of KPMG LLP, independent public accountants, to audit the books, records and accounts of the Company for the year 2000. This firm has acted as auditors for the Company since June 1, 1982, and also provides services to NS.

  Representatives of KPMG LLP are expected to be present at the 2000 Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 2001 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk Southern Railway Company, Three Commercial Place, Norfolk, Virginia 23510-9219, no later than December 15, 2000.

                                          By order of the Board of Directors,

                                          DEZORA M. MARTIN,
                                           Assistant Corporate Secretary.

                        NORFOLK SOUTHERN RAILWAY COMPANY
             THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Dezora M. Martin, Stephen C. Tobias or Henry C. Wolf, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Railway Company to be held at Three Commercial Place, Norfolk, Virginia, on Tuesday, March 23, 2000, and any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated April 14, 2000, and to transact such other business as properly may come before such meeting(s).

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTOR.

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)

                                               NORFOLK SOUTHERN RAILWAY COMPANY
                                               P.O. BOX 11139
                                               NEW YORK, N.Y. 10203-0139

[__]

Please mark boxes [_] or [X] in blue or black ink.

(1) Election of a Director

    FOR the nominee listed      [X]     WITHHOLD AUTHORITY to vote      [X]
    below, except as marked             for the nominee listed below.
    to the contrary.

                          L.I. Prillaman

                                                Address Change and/or   [X]
                                                Comments-Mark Here

                                        Sign exactly as name appears hereon.
                                        Attorneys-in-fact, executors, trustees,
                                        guardians, corporate officers, etc.,
                                        should give full title.

                                        Dated: __________________________, 2000
                                                      (SIGNATURE)

                                        _______________________________________
                                                      (SIGNATURE)
                                      |
                                     -
                                        Votes MUST be indicted          [X]
                                        (x) in Black or Blue ink.

----------------------------------------------------------
| PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY |
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